Exhibt 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2008, except for the condensed consolidating financial information as described in Note 15, which is dated June 24, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in United Online, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

November 7, 2008